Exhibit 99.2


                              ONEBOX.COM, INC.

                              1999 STOCK PLAN


         1. PURPOSES OF THE PLAN. The purposes of this 1999 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company's business. Options granted under the Plan may be Incentive Stock Options (as defined under Section 422 of the Code) or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder. Stock Purchase Rights may also be granted under the Plan.

         2. DEFINITIONS. As used herein, the following definitions shall apply:

                  (a) "ADMINISTRATOR" means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

                  (b) "AFFILIATE" means an entity other than a Subsidiary (as defined below) in which the Company owns an equity interest or which, together with the Company, is under common control of a third person or entity.

                  (c) "APPLICABLE LAWS" means the legal requirements relating to the administration of stock option plans under applicable U.S. state corporate laws, U.S. federal and state securities laws, the Code, any Stock Exchange rules or regulations and the applicable laws of any other country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

                  (d) "BOARD" means the Board of Directors of the Company.

                  (e) "CAUSE" for termination of a Participant's Continuous Service Status will exist if the Participant is terminated for any of the following reasons: (i) Participant's willful failure substantially to perform his or her duties and responsibilities to the Company or any Subsidiary, Parent, Affiliate or successor thereto, as appropriate; (ii) Participant's repeated unexplained or unjustified absence from the Company or any Subsidiary, Parent, Affiliate or successor thereto, as appropriate;
(iii) Participant's commission of any act of fraud, embezzlement, dishonesty or any other willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or to any Subsidiary, Parent, Affiliate or successor thereto; (iv) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company or a Subsidiary, Parent, Affiliate or successor thereto; or (iv) Participant's willful breach of any of his or her obligations under any written agreement or covenant with the Company or with any Subsidiary, Parent, Affiliate or successor to the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company or a Subsidiary, Parent, Affiliate or successor thereto, as appropriate, and shall be final and binding on the Participant. The foregoing definition does not in any way limit the ability of the Company or a Subsidiary, Parent, Affiliate or successor thereto to terminate a Participant's employment or consulting relationship at any time as provided in Section 5(c) below.

                  (f) "CHANGE OF CONTROL" means a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

                  (g) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (h) "COMMITTEE" means the Committee appointed by the Board of Directors to administer the Plan in accordance with Section 4 below.

                  (i)      "COMMON STOCK" means the Common Stock of the
Company.

                  (j) "COMPANY" means Onebox.com, Inc., a Delaware corporation.

                  (k) "CONSULTANT" means any person, including an advisor, who renders services to the Company, or any Parent, Subsidiary or Affiliate, and is compensated for such services, and any director of the Company whether compensated for such services or not.

                  (l) "CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT" means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parent(s), Affiliates, Subsidiaries or their respective successors. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Status as an Employee or Consultant.

                  (m) "CORPORATE TRANSACTION" means a sale of all or substantially all of the Company's assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

                  (n)      "DIRECTOR" means a member of the Board.

                  (o) "EMPLOYEE" means any person, including officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by the Administrator in its discretion, subject to any requirements of the Code. The payment by the Company of a director's fee to a Director shall not be sufficient to constitute "employment" of such Director by the Company.

                  (p) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  (q) "FAIR MARKET VALUE" means, as of any date, the fair market value of Common Stock determined as follows:

                           (i)      If the Common Stock is listed on any
established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such system or exchange, or the exchange with the greatest volume of trading in Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                           (ii)     If the Common Stock is quoted on the
Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                           (iii)    In the absence of an established market
for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

                  (r) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written Option Agreement.

                  (s) "INVOLUNTARY TERMINATION" means termination of a Participant's Continuous Service Status under the following circumstances:
(i) termination without Cause by the Company or a Subsidiary, Parent, Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant following (A) a material reduction in the Participant's job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities; (B) without Participant's prior written approval, the Company or a Subsidiary, Parent, Affiliate or successor thereto, as appropriate, requires Participant to relocate to a facility or location more than 50 miles from the Company's location at the time of the Change of Control, provided that required travel on corporate business to an extent consistent with Participant's job responsibilities does not constitute such a forced relocation; or (C) a reduction in Participant's then-current base salary, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to the Participant's by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

                  (t) "LISTED SECURITY" means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

                  (u) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written Option Agreement.

                  (v) "OPTION" means a stock option granted pursuant to the Plan.

                  (w) "OPTION AGREEMENT" means a written agreement between an Optionee and the Company reflecting the terms of an Option granted under the Plan and includes any documents attached to such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

                  (x) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

                  (y) "OPTIONED STOCK" means the Common Stock subject to an Option or a Stock Purchase Right.

                  (z) "OPTIONEE" means an Employee or Consultant who receives an Option or a Stock Purchase Right.

                  (aa) "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

                  (bb) "PARTICIPANT" means any holder of one or more Options or Stock Purchase Rights, or of the Shares issuable or issued upon exercise of such awards, under the Plan.

                  (cc)     "PLAN" means this 1999 Stock Plan.

                  (dd) "REPORTING PERSON" means an officer, Director, or greater than 10% stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

                  (ee) "RESTRICTED STOCK" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 10 below.

                  (ff) "RESTRICTED STOCK PURCHASE AGREEMENT" means a written agreement between a holder of a Stock Purchase Right and the Company reflecting the terms of a Stock Purchase Right granted under the Plan and includes any documents attached to such agreement.

                  (gg) "RULE 16B-3" means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.

                  (hh) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

                  (ii) "STOCK EXCHANGE" means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

                  (jj) "STOCK PURCHASE RIGHT" means the right to purchase Common Stock pursuant to Section 10 below.

                  (kk) "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

         3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be sold under the Plan is 2,984,6491 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. If an Option expires or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Shares of Common Stock that are retained by the Company upon exercise of an Option or Stock Purchase Right in order to satisfy the exercise or purchase price for such Option or Stock Purchase Right or any withholding taxes due with respect to such exercise shall be treated as not issued and shall continue to be available under the Plan. Shares repurchased by the Company pursuant to any repurchase right that the Company may have shall not be available for future grant under the Plan.

         4.       ADMINISTRATION OF THE PLAN.

                  (a) INITIAL PLAN PROCEDURE. Prior to the date, if any, upon which the Company becomes subject to the Exchange Act, the Plan shall be administered by the Board or a Committee appointed by the Board.

                  (b) PLAN PROCEDURE AFTER THE DATE, IF ANY, UPON WHICH THE COMPANY BECOMES SUBJECT TO THE EXCHANGE ACT.

                           (i)      MULTIPLE ADMINISTRATIVE BODIES.
If permitted by Rule 16b-3, grants under the Plan may be made by different bodies with respect to Directors, non-Director officers and Employees or Consultants who are not Reporting Persons.

                           (ii)     ADMINISTRATION WITH RESPECT TO REPORTING
PERSONS. With respect to grants of Options or Stock Purchase Rights to Employees who are Reporting Persons, such grants shall be made by (A) the Board if the Board may make grants to Reporting Persons under the Plan in compliance with Rule 16b-3, or (B) a Committee designated by the Board to make grants to Reporting Persons under the Plan, which Committee shall be constituted in such a manner as to permit grants under the Plan to comply with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly make grants to Reporting Persons under the Plan, all to the extent permitted by Rule 16b-3.

                           (iii)    ADMINISTRATION WITH RESPECT TO CONSULTANTS
AND OTHER EMPLOYEES. With respect to grants of Options or Stock Purchase Rights to Employees or Consultants who are not Reporting Persons, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

                  (c) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:

                           (i)      to determine the Fair Market Value of the
Common Stock, in accordance with Section 2(o) of the Plan;

                           (ii)     to select the Consultants and Employees
to whom Options and Stock Purchase Rights or any combination thereof may from time to time be granted hereunder;

                           (iii)    to determine whether and to what extent
Options and Stock Purchase Rights or any combination thereof are granted hereunder;

                           (iv)     to determine the number of shares of
Common Stock to be covered by each such award granted hereunder;

                           (v)      to approve forms of agreement for use
under the Plan;

                           (vi)     to determine the terms and conditions,
not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Optioned Stock, Stock Purchase Right or Restricted Stock, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                           (vii)    to determine whether and under what
circumstances an Option may be settled in cash under Section 9(g) instead of Common Stock;

                           (viii)   to reduce the exercise price of any
Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted and to make any other amendments or adjustments to any Option that the Administrator determines, in its discretion and under the authority granted to it under the Plan, to be necessary or advisable, provided however that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

                           (ix)     to determine the terms and restrictions
applicable to Stock Purchase Rights and the Restricted Stock purchased by exercising such Stock Purchase Rights;

                           (x)      to initiate an Option Exchange Program;

                           (xi)     to construe and interpret the terms of
the Plan and awards granted under the Plan; and

                           (xii)    in order to fulfill the purposes of the
Plan and without amending the Plan, to modify grants of Options or Stock Purchase Rights to participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

                  (d) EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of Options or Stock Purchase Rights.

         5.       ELIGIBILITY.

                  (a) RECIPIENTS OF GRANTS. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees; provided however that Employees of Affiliates shall not be eligible to receive Incentive Stock Options. An Employee or Consultant who has been granted an Option or Stock Purchase Right may, if he or she is otherwise eligible, be granted additional Options or Stock Purchase Rights.

                  (b) TYPE OF OPTION. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this
Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

                  (c) AT-WILL RELATIONSHIP. The Plan shall not confer upon the holder of any Option or Stock Purchase Right any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with such holder's right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

         6. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten years unless sooner terminated under Section 15 of the Plan.

         7. TERM OF OPTION. The term of each Option shall be the term stated in the Option Agreement; provided, however, that the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

         8.       OPTION EXERCISE PRICE AND CONSIDERATION.

                  (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board and set forth in the Option Agreement, but shall be subject to the following:

                           (i)      In the case of an Incentive Stock Option
that is:

                                    (A)     granted to an Employee who, at
the time of the grant of such Incentive Stock Option, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                                    (B)     granted to any other Employee,
the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                           (ii)     In the case of a Nonstatutory Stock
Option that is:

                                    (A)     granted to a person who, at the
time of the grant of such Option, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of the grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator.

                                    (B)     granted to any other eligible
person, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator.

                           (iii)    Notwithstanding the foregoing, Options
may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

                  (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) promissory note (subject to the provisions of Section 153 of the Delaware General Corporation Law), (4) cancellation of indebtedness, (5) other Shares that (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company's earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (6) authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (7) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable income or employment taxes, (8) delivery of an irrevocable subscription agreement for the Shares that irrevocably obligates the Optionee to take and pay for the Shares not more than twelve months after the date of delivery of the subscription agreement, (9) any combination of the foregoing methods of payment, or (10) such other consideration and method of payment for the issuance of Shares to the extent permitted under the Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

         9.       EXERCISE OF OPTION.

                  (a) PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator and reflected in the Option Agreement, which may include vesting requirements and/or performance criteria with respect to the Company and/or the Optionee; provided however, that, if required by the Applicable Laws, any Option granted prior to the date, if any, upon which the Common Stock becomes a Listed Security shall become exercisable at the rate of at least 20% per year over five years from the date the Option is granted. In the event that any of the Shares issued upon exercise of an Option (which exercise occurs prior to the date, if any, upon which the Common Stock becomes a Listed Security) should be subject to a right of repurchase in the Company's favor, such repurchase right shall, if required by the Applicable Laws, lapse at the rate of at least 20% per year over five years from the date the Option is granted. Notwithstanding the above, in the case of an Option granted to an officer, Director or Consultant of the Company or any Parent or Subsidiary of the Company, the Option may become fully exercisable, or a repurchase right, if any, in favor of the Company shall lapse, at any time or during any period established by the Administrator. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided however that in the absence of such determination, vesting of options shall be tolled during any such leave.

         An Option may not be exercised for a fraction of a Share.

         An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, not withstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.

         Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                  (b) TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP. Subject to Section 9(c) below, in the event of termination of an Optionee's Continuous Status as an Employee or Consultant with the Company, such Optionee may, but only within three months (or such other period of time not less than 30 days as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option and not exceeding three months) after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that the Optionee was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. No termination shall be deemed to occur and this Section 9(b) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

                  (c)      DISABILITY OF OPTIONEE.

                           (i)      Notwithstanding Section 9(b) above,
in the event of termination of an Optionee's Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (within the meaning of Section 22(e)(3) of the Code), such Optionee may, but only within twelve months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan.

                           (ii)     In the event of termination of an
Optionee's Continuous Status as an Employee or Consultant as a result of a disability which does not fall within the meaning of total and permanent disability (as set forth in Section 22(e)(3) of the Code), such Optionee may, but only within six months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. However, to the extent that such Optionee fails to exercise an Option that is an Incentive Stock Option (within the meaning of Section 422 of the Code) within three months of the date of such termination, the Option will not qualify for Incentive Stock Option treatment under the Code. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise such Option to the extent so entitled within six months from the date of termination, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan.

                  (d) DEATH OF OPTIONEE. In the event of the death of an Optionee during the period of Continuous Status as an Employee or Consultant since the date of grant of the Option, or within 30 days following termination of the Optionee's Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by such Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death or, if earlier, the date of termination of the Optionee's Continuous Status as an Employee or Consultant. To the extent that the Optionee was not entitled to exercise the Option at the date of death or termination, as the case may be, or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan.

                  (e) EXTENSION OF EXERCISE PERIOD. The Administrator shall have full power and authority to extend the period of time for which an Option is to remain exercisable following termination of an Optionee's Continuous Status as an Employee or Consultant from the periods set forth in Sections 10(b), 10(c) and 10(d) above or in the Option Agreement to such greater time as the Board shall deem appropriate, provided, that in no event shall such option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

                  (f) RULE 16B-3. Options granted to Reporting Persons shall comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption for Plan transactions.

                  (g) BUY-OUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time such offer is made.

         10.      STOCK PURCHASE RIGHTS.

                  (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer, which shall in no event exceed 30 days from the date upon which the Administrator made the determination to grant the Stock Purchase Right. If required by the Applicable Laws, the purchase price of shares subject to Stock Purchase Rights shall not be less than 85% of the Fair Market Value of the Shares as of the date of the offer, or, in the case of a person owning stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the price shall not be less than 100% of the Fair Market Value of the Shares as of the date of the offer. If the Applicable Laws do not impose restrictions on the purchase price, the purchase price of Shares subject to Stock Purchase Rights shall be as determined by the Administrator. The offer to purchase Shares subject to Stock Purchase Rights. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

                  (b) REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine; provided, however, that with respect to a purchaser who is not an officer, Director or Consultant of the Company or of any Parent or Subsidiary of the Company, it shall lapse at a minimum rate of 20% per year if required by Applicable Laws.

                  (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

                  (d) RIGHTS AS A STOCKHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 of the Plan.

         11.      TAX WITHOLDING; STOCK WITHHOLDING TO SATISFY
WITHHOLDING TAX OBLIGATIONS.

                  (a) TAX WITHHOLDING. To the extent required by the Applicable Laws, transactions under the Plan shall be subject to tax withholding by the Company, and the Administrator may condition the delivery of any Shares under the Plan on satisfaction of applicable withholding tax obligations. The Administrator, in its discretion and subject to such requirements as the Administrator may impose prior to the occurrence of such withholding, may permit tax withholding obligations under the Plan to be satisfied by one or some combination of the following methods: (i) by cash or check payment, (ii) out of the Participant's current compensation, (iii) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (A) in the case of Shares previously acquired from the Company, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value determined as of the applicable Tax Date (as defined in Section 11(c) below) on the date of surrender equal to or less than the amount required to be withheld, or (iv) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option, or the Shares to be issued in connection with the Stock Purchase Right, if any, that number of Shares having a Fair Market Value determined on the applicable Tax Date equal to the amount required to be withheld.

                  (b) STOCK WITHHOLDING TO SATISFY WITHHOLDING TAX OBLIGATIONS. In the event an Administrator allows a Participant to satisfy his or her tax withholding obligations as provided for in Section 11(a)(iii) or (iv) above, such satisfaction must comply with the requirements of this Section 11(b) and the Applicable Laws. Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3.

         All elections by a Participant to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

                           (i)      the election must be made on or prior to
the applicable Tax Date (as defined in Section 11(c) below);

                           (ii)     once made, the election shall be
irrevocable as to the particular Shares of the Option or Stock Purchase Right as to which the election is made; and

                           (iii)    all elections shall be subject to the
consent or disapproval of the Administrator.

         In the event the election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

                  (c) DEFINITIONS. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is determined under the Applicable Laws (the "Tax Date").

         12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, CORPORATE TRANSACTION AND CERTAIN OTHER TRANSACTIONS.

                  (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

                  (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Optionee or the holder of any Stock Purchase Right at least 15 days prior to such proposed action. To the extent it has not been previously exercised, the Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

                  (c) CORPORATE TRANSACTION; CHANGE OF CONTROL. In the event of a Corporate Transaction, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of such successor corporation, unless such successor corporation does not agree to assume the outstanding Options or Stock Purchase Rights or to substitute equivalent options or rights, in which case such Options or Stock Purchase Rights shall terminate upon the consummation of the transaction.

                  In the event Plan awards are assumed or substituted in connection with a Change of Control and a Participant holding such an assumed or substituted award experiences an Involuntary Termination, at any time within twelve (12) months following the Change of Control, the number of unvested assumed or substituted Options held by the terminated Participant which would vest over the next eighteen (18) months had the Participant remained in Continuous Service Status for such eighteen-(18) month period (not to exceed the total number of assumed or substituted Options held by the terminated participant) shall accelerate and become exercisable, and any repurchase right in favor of the Company or the Successor Corporation with respect to any Shares (or any shares of stock issued in exchange for such Shares) purchased upon exercise of an Option or Stock Purchase Right shall lapse with respect to the number of shares which would be released from the Company's repurchase option over the following eighteen (18) months had the Participant remained in Continuous Service Status for such eighteen-month period (not to exceed the number of shares remaining subject to the Company's repurchase option), immediately prior to the effective date of the Involuntary Termination.

                  For purposes of this Section 12(c), an Option or a Stock Purchase Right shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an Option or Stock Purchase Right would be entitled to receive upon exercise of the Option or Stock Purchase Right the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the Option or the Stock Purchase Right at such time (after giving effect to any adjustments in the number of Shares covered by the Option or Stock Purchase Right as provided for in this Section 12); provided however that if such consideration received in the transaction was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Option or Stock Purchase Right to be solely common stock of the successor corporation or its Parent equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

                  (d)      ACCOUNTING AND TAX TREATMENT.

                           (i)      POOLING ISSUES.  Notwithstanding Section
12(c) above, no vesting acceleration or lapse of a repurchase right pursuant to such section shall occur if such acceleration or lapse would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling of interests" transaction to be ineligible for such treatment under generally accepted accounting principles, as determined by the Company's independent accountants prior to the Change of Control.

                           (ii)     LIMITATION ON PAYMENTS.  In the event
that the vesting acceleration or lapse of a repurchase right provided for in Section 12(c) above (x) constitutes "parachute payments" within the meaning of Section 280G of the Code, and (y) but for this Section 12(d)(ii) would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then such vesting acceleration or lapse of a repurchase right shall be either

                                    (A)     delivered in full, or

                                    (B)     delivered as to such lesser extent
which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code
Section 4999, results in the receipt by the Participant on an after-tax basis of the greater amount of acceleration or lapse of repurchase rights benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Any determination required under this
Section 12(d) shall be made in writing by the Company's independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and any affected Participant. In the event that
(ii)(A) above applies, then the Participant shall be responsible for any excise taxes imposed with respect to such benefits. In the event that
(ii)(B) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

                  (e) CERTAIN DISTRIBUTIONS. In the event of any distribution to the Company's stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option or Stock Purchase Right to reflect the effect of such distribution.

         13. NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised or purchased during the lifetime of the Optionee or the holder of Stock Purchase Rights only by the Optionee or holder of Stock Purchase Rights; provided however that, after the date, if any, upon which the Common Stock becomes a Listed Security, the Administrator may in its discretion grant transferable Nonstatutory Stock Options pursuant to Option Agreements specifying (i) the manner in which such Nonstatutory Stock Options are transferable and (ii) that any such transfer shall be subject to the Applicable Laws. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option or Stock Purchase Right may be exercised, during the lifetime of the holder of the Option or Stock Purchase Right, only by such holder or a transferee permitted by this Section 13.

         14. TIME OF GRANTING OPTIONS AND STOCK PURCHASE RIGHTS. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Board; provided, however, that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee's employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

         15.      AMENDMENT AND TERMINATION OF THE PLAN.

                  (a) AUTHORITY TO AMEND OR TERMINATE. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made that would materially and adversely affect the rights of any Optionee or holder of any Stock Purchase Right under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

                  (b) EFFECT OF AMENDMENT OR TERMINATION. No amendment or termination of the Plan shall adversely affect Options already granted, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

         16. CONDITIONS UPON ISSUANCE OF SHARES. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for, failure to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

         As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

         17. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         18. AGREEMENTS. Options and Stock Purchase Rights shall be evidenced by written Option Agreements and Restricted Stock Purchase Agreements, respectively, in such form(s) as the Administrator shall approve from time to time.

         19. STOCKHOLDER APPROVAL. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan is adopted, if required by the Applicable Laws. Such stockholder approval shall be obtained in the degree and manner required under the Applicable Laws. To the extent stockholder approval is required by the Applicable Laws and not obtained, all Options and Stock Purchase Rights issued under the Plan shall become void in the event such approval is not obtained.

         20. INFORMATION AND DOCUMENTS TO OPTIONEES AND PURCHASERS. The Company shall provide financial statements at least annually to each Optionee and to each individual who acquired Shares pursuant to the Plan, during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. The Company shall not be required to provide such information if the issuance of Options or Stock Purchase Rights under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information. In addition, at the time of issuance of any securities under the Plan, the Company shall provide to the Optionee or the purchaser a copy of the Plan and any agreement(s) pursuant to which securities granted under the Plan are issued.




1 Reflects 1,887,309 share increase approved by the Board of Directors on May 28, 1999.